Exhibit 99

Colgate Announces 2-For-1 Stock Split and 10% Dividend Increase Effective 2nd Quarter 2013

NEW YORK--(BUSINESS WIRE)--March 7, 2013--Reflecting the Company’s positive outlook, the Board of Directors of Colgate-Palmolive Company (NYSE:CL) today approved a two-for-one split of the Company’s common stock to be effected through a stock dividend and increased the ongoing quarterly cash dividend by 10%, both effective in second quarter 2013 as described below.

Ian Cook, Colgate’s Chairman, President and Chief Executive Officer, said, “Colgate finished 2012 with excellent growth momentum worldwide, driven by broad new product success. Today’s actions demonstrate our confidence in the continued strong and profitable growth of Colgate’s global business.”

The record date for the two-for-one split is the close of business on April 23, 2013, with share distribution scheduled for May 15, 2013. As a result of the split, shareholders will receive one additional share of Colgate common stock, par value $1.00, for each share they hold as of the record date. Total shares outstanding will increase from approximately 468 million to 936 million.

The higher quarterly dividend of $0.68 per share on a pre-split basis, up from $0.62, is to be paid May 15, 2013 to shareholders of record as of April 23, 2013. On an annualized basis, the new rate is $2.72 per share (or $1.36 after giving effect to the split).

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Speed Stick, Lady Speed Stick, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, elmex, Tom’s of Maine, Sanex, Ajax, Axion, Soupline, and Suavitel, as well as Hill's Science Diet and Hill's Prescription Diet. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgatepalmolive.com. To learn more about Colgate Bright Smiles, Bright Futures® oral health education program, please visit http://www.colgatebsbf.com. CL-D

Cautionary Statement on Forward-Looking Statements

This press release contains forward-looking statements relating to expectations of continued growth. These statements are made on the basis of our views and assumptions as of this time and we undertake no obligation to update these statements. We caution investors that any such forward-looking statements are not guarantees of future performance and that actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012) for information about certain factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or on the Company’s web site at http://www.colgatepalmolive.com.

CONTACT:
Colgate-Palmolive
Bina Thompson, 212-310-3072
Hope Spiller, 212-310-2291